FY 2017 Q2 Earnings Release Conference Call Transcript
December 20, 2016

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:
Good afternoon, everyone. Welcome to NIKE, Inc.'s fiscal 2017 second quarter conference call. For those who need to reference today's press release, you will find it at http://investors.nikeinc.com.
Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer. Before I turn the call over to Mr. Sharan, please let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter.
In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations, including equipment, Converse, Hurley and NIKE Golf, are not included in these futures numbers. Following the conference call, the futures order schedule will be posted to the financials schedules on the NIKE Investor Relations website.
Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales and constant dollar revenue. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprints of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Similarly, references to constant dollar revenue are intended to provide context as to the performance of the business eliminating foreign exchange fluctuations. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, http://investors.nikeinc.com.
Now I would like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:
Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2017 second quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nike.com.
Joining us on today's call will be NIKE, Inc. Chairman, President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-que and we will do our best to come back you, Thanks for your cooperation on this.
I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer, President and Member of Executive Committee, NIKE, Inc.:

Thanks, Nitesh, and happy holidays, everyone. Q2 was another quarter of positive momentum for NIKE, Inc. Let's start with the numbers.
NIKE, Inc.'s second quarter revenues were up 6% growing to $8.2 billion and, on a currency-neutral basis, NIKE, Inc. revenues grew 8%. Gross margin declined approximately 140 basis points to 44.2%, earnings per share increased 11% to $0.50 and we delivered ROIC of 31.3%.
In the fast-moving world of sports and news culture, results like these come from our obsession with the consumer, of knowing what they need and what inspires them. That's what drives innovation at NIKE, and innovation is what drives growth. Our approach has fueled 28 consecutive quarters of growth at a scale that is unrivaled in our industry. We have a strong track record and, more importantly, we have an even better runway ahead.
With the energy we see in sports right now, along with today's more active lifestyle, it's no surprise that our industry continues to attract competition. As in sports, competition is a positive thing. It sharpens our focus. And we know there are areas in the short term where we haven't executed as precisely as we would've liked. As good as we are, we can be even better by hyper-focusing on our most compelling growth opportunities.
Starting with the consumer, who's not asking for more product but looking for more choice of the products they love. We're responding by giving this consumer more distinctive options with fewer products, what we call edit to amplify. Reducing styles and highlighting key items and concepts has a huge impact across our entire value chain. And this is especially important in North America and our key geographies as we better manage supply and demand to drive productivity and profitable top line growth while highlighting and scaling our most compelling product stories.
We're looking at our success in China, where we amplify what's working and edit out what's not to accelerate growth. Beyond product, e-commerce is one example as we double down on the power of digital in this mobile-first market. We also know from our consumers that speed matters. That insight is driving several speed and agility initiatives throughout our company. For example, we're scaling a process we call the Express Lane, which allows us to go from creation to market in weeks instead of months. The Express Lane is becoming an important competitive advantage, and it led to a new product called the LunarCharge this quarter, which is seeing strong consumer demand.
We've always given consumers high-energy product in the right place at the right time. We're now leveraging and creating capabilities on a much larger scale. The investments we make in manufacturing revolution and throughout the supply chain are going a long way in helping us realize that. Editing to amplify and driving speed and agility are keys to winning now. They also help set the foundation for growth in the future.
The other focus for us, of course, is innovation, my top priority for the company. Innovation is what offers differentiation for consumers and takes them somewhere new. It's how we lead the market. To be clear, without innovation, there is no such thing as sustained growth. We have some exciting new platforms underway, starting with Air VaporMax, our highest performance and most visually striking Air Max cushioning system ever. We see a growing anticipation around Air VaporMax from runners to sneaker retailers. It's a great example of an innovation that stands at the intersection of high-tech, pure function and esthetic beauty. We expect big things from Air VaporMax in Running and we have an ambitious road map to bring it to life through other sports.
In apparel, we launched Therma-Sphere in Running, adding to our diverse lineup of apparel that offers warmth without weight in cold weather. The sphere family including its lead style, Element sphere, is performing very well in the marketplace. We also launched the Strike series featuring AeroSwift technology, establishing the new look of football training.
This quarter, we delivered on the promise of personalized performance with our first adaptive product, the HyperAdapt 1.0. And there's a reason we called it the 1.0. Generations 2 and 3 are in the works, expanding adaptive performance products across other sport categories. There was huge demand for the HyperAdapt 1.0, and we plan to drive that momentum into adaptive products at a much larger scale. And there's a lot more on deck with new cushioning experiences in Running and Basketball, digitally integrated product, advancements in customization and personalization and breakthroughs in lightweight performance. Our pipeline is very strong. Covering the near, medium and long-term horizons, we've created both platforms in category-defining products designed in a distinctive style that spans all categories. We're driving a pace and a scale of innovation that will deliver growth for years to come.

Right now, the consumer continues to respond to new generations of our state-of-the-art platforms in Flyknit, Free and Lunarlon. This year we redesigned NIKE Free and brought a whole new sensation to Lunarlon with the LunarEpic. Both continue to be huge drivers of our business in both Training and Running for both men and women.

Flyknit is also advancing well beyond our expectations. Its versatility is allowing us to create unexpected forms across multiple sports for all weather conditions and even blending it with other materials to advance both performance and style. And you're about to see even more firepower coming out of Basketball. You'll hear more from Trevor on this, but we're in a good position to build on recent successes in NIKE Basketball and Jordan for the back half of the fiscal year.
Another advantage we leverage is NIKE's deep reservoir of iconic styles and innovation. It's a source of inspiration to our design teams and a tremendous source of growth for our business. There's always been a huge consumer appetite for reinterpreted franchises and icons. Take the Air Force 1 as one example this past quarter. Of course, the original remains a staple. But this quarter, consumers responded to some of our long-awaited reissued Air Force 1s. Versions like the New York City, the LA, the Chi-Town and the Linen. But we also give it new life through a weather-repelling sneaker boot, a featherweight Flyknit style and a NIKELab version with premium materials. One style that drove tremendous heat in the Air Force 1 family this quarter was the Special Field Air Force 1, bringing a new look to an icon, this exciting new model has been selling through very quickly.
I think there's a misconception that growth in our Lifestyle business comes at the expense of growth in our performance business. The reality is they fuel each other. Performance and Lifestyle are not tradeoffs. Consumers want innovation that is styled right, and they want style with real innovation. They want product that helps them do more and get better, that's comfortable and light and looks great on the court and on the street. Ultimately, they want choices that look and feel good across the spectrum of performance and lifestyle, including performance products that are in high demand and fueling growth like the LeBron Soldier, the Jordan XXXI, the KOBE A.D., the Flyknit Racer, the LunarEpic Low and the upcoming Air VaporMax. NIKE's opportunity is to continue to deliver across that spectrum to accelerate our leading performance position and the world's largest sportswear business.
Part of our role as the industry leader is to continue to grow the whole market for sport, and that means knowing where the consumer is headed. We're leading through digital. We made a move long ago to integrate brand, service and commerce in a meaningful way for consumers. No one in our space is close to connecting all 3 and turning it into value for the business the way that we do. We brought this to life in a powerful way this quarter with NIKE SoHo. The 5-story store is built around trial zones, personalized services and amazing product. It's bringing digital and physical retail together to deepen our relationships with our customers. It's clear that DTC continues to be one of the greatest returns on investment. In Q2, our DTC business grew 23%, with NIKE.com leading the way at 46%. There continues to be much more growth potential ahead for NIKE in DTC.
We're also accelerating partnerships with our multi-brand wholesalers. We share our vision for serving our customers with elevated and differentiated consumer experiences. DICK's is a great example, with its full-service footwear departments. Other examples this quarter include our women's lifestyle concept shop with Nordstrom, our first European Jordan store in Paris with Foot Locker and our most digitally integrated multi-brand consumer experience with JD. More and more consumers want a seamless shopping experience across physical and digital, and we're delivering that completely through our DTC wholesale partners in wholesale.com.
I feel really good about where NIKE stands for the long term. We're earning our #1 position every single day. We're facing our challenges head-on, and we're obsessing the fundamentals while seizing opportunities to be disruptive in leading our industry. We are well positioned for the back half of the year and, more importantly, we're clear on the opportunities in front of us and confident in our plans to drive long-term growth and shareholder value for years to come.
Thanks. And now here's Trevor.

Trevor Edwards, President, NIKE Brand:
Thank you, Mark. Happy holidays, everyone. The NIKE Brand delivered another solid quarter of growth in Q2. As always, my remarks are on a constant-currency basis.
The NIKE Brand revenue grew 8%, led by broad-based growth across our largest geographies and categories. And NIKE Brand DTC revenue increased 25%, driven by continued strong growth in digital commerce, 11% comp store growth and new store expansion.
In Q2, we attacked opportunities across our portfolio to strengthen and extend our leadership position. In particular, I'd like to mention three of note. First, we're seeing incredible momentum in Basketball. To be clear, Basketball is back. Second, we have made tremendous progress aligning supply and demand in North America, returning this important geography to a pull market. And third, we continue to see strong and steady momentum in Greater China as we continue to invest in that market to fuel growth.

Now let's take a look at some of our key categories, starting with Running. Running is our largest performance category and continues to be a tremendous source of innovation and growth, with Q2 revenue growing at a double-digit rate. It also continues to be one of our most influential and largest drivers of our Sportswear business. Now even if the weather turns, our runners never slow down. They inspire us to provide solutions to help them get out and run more. Mark mentioned the popular LunarEpic and, in Q2, we launched the LunarEpic Flyknit Shield, with its all-weather construction designed to keep the foot warm and dry. It's another example of how NIKE expands the market by adapting our popular platforms to new audiences and serve consumer needs. Other Running footwear successes included the Pegasus 33 and the Air Max 2017, which features a fly mesh upper and a full-length Max Air unit.
In apparel, products offering lightweight yet breathable warmth are also showing increased popularity with athletes from the most elite to the everyday, highlighted by the Aeroloft and the Sphere platforms. And I'd be remiss if I did not mention the excitement we're seeing around the Apple Watch Nike+, as it sells well ahead of our plans.
Lastly, Mark mentioned the Air VaporMax, which is not only an amazing star in its own right but an innovation that will fuel growth across the entire Nike Air family of products, and I'm really excited about this platform which will be in the market this spring.
Next, Basketball. As a leader in Basketball, we never settle. We note there's always work to be done. Last year, we knew we didn't perform to our potential in Basketball. Whilst we have a diverse portfolio across NIKE Basketball, Jordan and Sportswear, we recognize that two of our signature styles were not resonating with consumers to our expectations. We saw the opportunity, and we addressed it. First, we went back to the fundamentals and redesigned our products with stronger esthetics and delivered better price value to our consumers. That work led to dynamic products like the KYRIE 2, the LeBron Soldier 10, the KD9, the Jordan XXXI, the KOBE A.D. and the Westbrook 0.2. All of these have been incredibly popular with consumers on and off the court.
Second, we created demand and energy in the marketplace, with our Out of Nowhere campaign. And third, we delivered all this powerfully through retail, for example, with our House of Hoops partnership with Foot Locker. The end result, our Basketball business is much healthier today than it's ever been over the past 18 months, and the energy continues with the KYRIE 3 and the LeBron 14 generating off-the- charts anticipation. With the upcoming launch of our first new signature shoe in years, the Paul George 1, get ready for even more consumer and commercial energy in NIKE Basketball over the next few months.
With all this strong sell-through combined with what's coming, we expect a return to growth in NIKE Basketball over the back half of the fiscal year. At the same time, Jordan footwear continues to electrify the marketplace with products that generate excitement through vibrant storytelling. In Q2, this was highlighted by the global launch of the much anticipated Space Jam 11 collection in both performance and lifestyle. And when combined with other releases this quarter like the Jordan 1s, the True Blue 3s and the XI in the original colorway, we surprised and delighted sneaker fans across the globe.
This is the power of what we do. The ability to drive energy through a combination of history, culture and performance. When we combine many of our hottest styles together, as we have showed with our 12 Soles collection that launched in our SoHo store, it brings together performance and sportswear with a power no other brand can match. And our strong momentum in the next truly global sport is coming at the right time as we approach the launch, of our partnership with the NBA.
In Q2, our Sportswear category grew high teens, its 12th consecutive quarter of double-digit growth. Today, we are driving our amplified sport strategy as we go deeper with our best products mixing innovation and style, creating sneaker heat from running to basketball to women's to young athletes. As Mark mentioned, we have shown creativity and versatility in dimensionalizing our footwear franchises across these categories. We've also shown visibility in the marketplace by connecting these products to consumers with a twofold approach. We create energy through targeted releases while also giving consumers easy access through broader launches across the marketplace.
Throughout this work, we're seeing strong sell-through for silhouettes that mix our past with a modern simplicity like the Presto Mid Utility, the Flyknit Racer and a new style, the LunarCharge, which we brought to market in roughly 1/4 of the time it usually takes, thanks to our accelerated footwear creation capacity. That's the power of our Express Lane process.
We also had the successful launch of our beautiful power collection for her, which feature great styles like the Cortez Classic and the Air Max Thea Ultra in all-black, premium leather. At the same time, we drove traffic into our dedicated women spaces with two exclusive city styles for the Air Max 90. All this work and so much more goes to consistent efforts to serving women who covet sneaker style.
Now before I move on from Sportswear, I want to make one very important point. We continue to see extraordinary growth in our Sportswear apparel business across men's and women's up and down the price points and fueled by over fleece collections. This marketplace energy comes from the power and creativity we're using to expand what sport means to the lifestyle of today's consumer.
Now let's take a look at a few of our key geographies. In Q2, North America revenue was up 3%. From the Cavs to the Cubs, sports in North America have never been more inspiring. And the energy is set to continue with the upcoming playoffs in college football and the NFL, filled entirely the teams wearing NIKE. As we continue to serve these athletes and celebrate these heroes and storylines, it's no surprise our brand is so strong.
From a marketplace perspective, we're seeing continued improvement, with inventory down 4%. We continue to keep supply tight, which you'll see reflected in futures. And as a result, we expect a stronger sell-through to the end consumer, which ultimately results in stronger revenue growth. Andy will talk more about this in our guidance, but this is another area where we identified the challenge, we attacked it and now we're starting to see the returns. Q2 growth in North America was led by DTC where we experienced a strong start to the holiday season over the Black Friday weekend. Compared to last year, we saw double-digit traffic increases and higher conversion and higher dollars per transaction across our stores and NIKE.com. And our new SoHo store in New York is not only a source of growth in this important market, it's a powerful look at the future of sports retail, product trials with experts, elevated personalized experiences and heightened member engagement, all while seamlessly combining digital and physical.

We create environments that bring our products and services together in a way that allows consumers to experience the NIKE Brand in its most sublime state. And we are executing this strategy through our DTC businesses as well as with our key strategic wholesale partners who share this vision. We still see tremendous potential in North America. And with the strategies in place, we will grow both NIKE and the overall marketplace.

Now let's turn to Western Europe, where we saw our 13th consecutive quarter of double-digit revenue growth, with strong growth across nearly all categories, led by Sportswear and Running. Mark mentioned our first European Jordan store in Paris. Just as in SoHo, we see the Jordan Bastille store as the future of retail, featuring premium products and services like customization and interactive wear testing. And as always, our footprint in football continues to expand across Europe, with our recent re-signing of the French, English and Turkish federations as well as the recent Golden Ball winner, Cristiano Ronaldo. And with the start of our new relationship with Chelsea Football Club next season, our brand is Europe is only getting stronger.

Lastly, Greater China continued its strong results with its 10th consecutive quarter of double-digit growth, highlighted by another quarter of triple-digit growth in NIKE.com. We had our biggest Singles Day ever, reaching nearly three times last year's sales. Our success followed our decisions to feature exclusive products on NIKE.com and at NIKE-only stores and give early access to high-heat products for our Nike+ members. And we also saw tremendous results with T-Mall. The Greater China marketplace continues to be fueled by higher sports participation, with 38,000 runners taking part in the Shanghai marathon, while nearly four times that many consumers tried to sign up. Runners were introduced to NIKE's premium services by customizing their Nike Pro Bras and creating custom shoes at NIKE ID stations, just to name a few. In fact, I was in China a few weeks ago, and I met one athlete who achieved a personal dream to run the Shanghai marathon. What struck me wasn't just her desire to reach her potential, but the importance of NIKE's role in meeting her complete lifestyle needs: to look good, to feel confident and to connect with others throughout her journey. I left China reminded of the amazing potential for our brand as we move at her speed and we authentically serve athletes like her.
All in all, we are still in early days of unlocking the growth in this important geography. In the end, we have the strategies in place that yield results. Consumers have so many choices more than ever, which is why we are glad that we have the foundation in place to connect consumers with energy and excitement. We know what works, and we know how to create, amplify and sustain our opportunities. Make no mistake, in 2017, we will stay on offense. This mentality is one of our greatest competitive advantages, that relentless drive to serve our athlete and consumers is what keeps us in the lead. Thanks. Now here's Andy.
Andy Campion, Executive Vice President & Chief Financial Officer:
Thanks, Mark and Trevor, and happy holidays to everyone on the call. The enduring passion for sport around the world and consumers' desire to lead a more active lifestyle continue to fuel new opportunities for growth in our industry. And the growth potential in our industry has always attracted competition. That said, as Mark noted, Q2 was NIKE's 28th consecutive quarter of growth. Each and every quarter over the past 7 years, NIKE has grown despite healthy competition within our industry, extreme macroeconomic volatility, discontinuities in the retail landscape and rapidly evolving trends in consumer preferences. That track record does not happen by accident. As the leading brand in sports, we are on the offense always. We take nothing for granted. We continuously evaluate how we can better leverage our unrivaled portfolio of businesses and competitive advantages to grow the market and win. From a brand and business perspective, we are obsessed with staying one step ahead of consumer expectations. And maintaining that focus and pace is what ultimately separates NIKE from the competition over the long haul. From a financial perspective, we're obsessed with delivering: one, strong growth; two, expanding profitability; and three, high returns on invested capital. We continue to manage all of the operating levers in our business to deliver across all 3 dimensions of our financial model, and that has afforded NIKE unmatched scale and resources. Like the world's best marathoners, the results that we post always reflect moments where we have pushed the pace and moments where we took stock of the circumstances and made adjustments.
In the second quarter, we executed on the plan that we shared with you 90 days ago. We pushed the pace with innovation because, as Mark noted, there is no such thing as sustained growth without innovation.
We also made important adjustments, for example, with respect to supply and demand management to ensure the sustainability, profitability and capital efficiency of our growth long term.
From a product innovation perspective, we launched several innovative and beautifully designed footwear and apparel styles across both our performance categories and Sportswear. Perhaps, most notably, we launched the HyperAdapt 1.0, which is an innovative product in its own right and also a glimpse into the future of personalized performance. As we look ahead to the second half of fiscal year '17, we will continue pushing the pace with products such as the Air VaporMax that merge innovation and style.
In Q2, we also innovated at retail. As we've said in the past, NIKE's growth trajectory is not highly correlated with macroeconomic trends nor has our growth solely a function of market share. Our primary focus has always been on growing the overall market, creating greater capacity for the NIKE Brand over the long term. Today, we see the potential to increasingly leverage digital, to more personally and fully serve consumers, unlocking new growth and productivity within and well beyond the four walls of a retail store. As Trevor mentioned in November, we opened NIKE SoHo in New York, which sheds light on our vision for the future of retail.
Finally, we continue to innovate within our supply chain. Our investments in manufacturing revolution, our partnerships with Flex and Apollo, and the speed and agility initiatives that Mark referenced all enable us to bring product creation closer to the consumer, while also enhancing labor productivity and reducing materials waste. As the world becomes increasingly dynamic, we could not be more pleased with the head start that we have in terms of supply chain innovation. While we pushed the pace with innovation in Q2, we also made important adjustments in areas where we knew we could do better. Trevor referred to the work we have done to reignite strong momentum in NIKE Basketball. We also took the actions required to return North America to a pull market. We have grown our business in North America for 7 consecutive years. No other brand has near our scale or our proven ability to expand the market in this important geography. That said, we are relentlessly self-critical at NIKE. Several factors led to elevated inventory in North America, including the West Coast port congestion, issues in our North America distribution center, third-party retail discontinuities and lower-than-expected sell-through on a few key items last year, most notably 2 signature styles in Basketball. The actions we have taken to rebalance our supply negatively impacted our gross margin over the past 2 quarters. But at NIKE, we manage for the long term. Based on the progress we have made, we now expect North America to continue growing in the second half of the fiscal year with a return to expanding growth margins and tighter inventory levels. With that context, let's turn to a more detailed review of our Q2 financial results and our outlook going forward.
In Q2, NIKE, Inc. revenue increased over 6%. On a currency-neutral basis, revenue grew 8% led by double-digit growth in Western Europe, Greater China and the emerging markets. Second quarter diluted EPS of $0.50 increased 11% versus the prior year driven by revenue growth, SG&A leverage and a lower average share count. Gross margin contracted approximately 140 basis points in the quarter, roughly in line with our expectations. Full-price average selling prices continue to expand. However, margin contracted overall due to higher product cost, FX headwinds and a higher mix of off-price versus the prior year and the more discrete or temporary items that we referenced last quarter.
Demand creation decreased 1% for the quarter, according to plan, following significant Q1 investments in the Olympics and Euro Champs. Operating overhead decreased 3% as our continued strategic investments are being funded by productivity gains as we increasingly edit to amplify within our core operations.

The effective tax rate for Q2 was 24.4% compared to 19.1% for the same period last year, primarily due to an increased mix of U.S. earnings which are generally subject to a higher tax rate. As of November 30, inventories were up 9%. Wholesale units grew just 1%. The remainder of the expansion in inventory was driven by a higher average cost due primarily to product mix as well as growth in support of our fast- growing DTC businesses. Now let's turn to the performance of a few key operating segments.
North America revenue grew 3% on both a reported and constant currency basis to $3.7 billion, with balanced growth across footwear and apparel. Growth was led by DTC, which grew 17%, with 10% comp store growth. EBIT for North America increased 3% in the quarter as revenue growth, full-price gross margin expansion and SG&A leverage all contributed to increased profitability. These factors were partially offset by a higher mix of off-price versus the same period in the prior year. In the second half of fiscal year '17, you will see evidence of the progress that we have made returning North America to a pull market. North America revenue growth will continue to outpace futures, and that will be coupled with a return to gross margin expansion.
In Western Europe, revenue increased 12% on a currency-neutral basis as we continue to see strong multidimensional growth across the business from footwear to apparel, performance categories to Sportswear, wholesale to DTC and across all territories. Standout categories for the quarter were Sportswear, Running and Jordan. On a reported basis, revenue increased 7% while EBIT declined 23%, reflecting the impact of transactional FX headwinds on gross margin, partially offset by SG&A leverage.
Our emerging markets geography grew 13% on a currency-neutral basis, driven by double-digit growth across Sportswear, Running and Jordan and across the territories of Soco, Korea and Mexico. On a reported basis, revenue and EBIT continued to be heavily impacted by FX headwinds. As a result, reported revenue increased 6% while EBIT decreased 2%.
Finally, Greater China continues to deliver exceptional results. Currency-neutral revenue grew 17% in the quarter, reflecting strong growth across nearly all dimensions of our business. Most categories grew double digits, and our DTC businesses delivered another quarter of tremendous growth, up 42%. NIKE is the leading brand in China, with the deepest, most authentic connections to the Chinese consumer. We expect strong and steady growth going forward in China as we serve consumers through China's fast-growing digital ecosystem and our continued expansion of category-oriented NIKE-branded concepts at retail. On a reported basis, revenue grew 12% and EBIT expanded 15% due to strong revenue growth and SG&A leverage.
Over the balance of the fiscal year, we will continue to manage for the long term with our focus on ensuring sustainable, profitable, capital-efficient growth.
As for specific guidance, for the full year, we continue to expect reported revenue growth in the high single-digit range. That said, FX headwinds from further strengthening of the U.S. dollar have put downward pressure on our second half revenue forecast. While our hedges will delay and partially mitigate the impact of FX on our profitability, we do not hedge the revenue line item per se. On a currency-neutral basis, we continue to expect revenue growth for the full year to be within the high single to low double- digit range. For Q3, we expect reported revenue to grow squarely in the mid-single-digit range.
As we shared on our last earnings conference call, we are changing the sequencing of our communications regarding NIKE Brand futures orders. Futures orders will now be posted on our Investor Relations website following this call in the same detail as previously reported in our earnings release. As you will see, currency-neutral futures orders are growing 2%, driven by a 1% increase in units, with increases in average selling prices contributing the other 1 percentage point of growth. Futures orders are flat versus prior year on a reported basis. As you know, futures orders growth and reported revenue growth have become increasingly less correlated. That lesser correlation is evidenced by the roughly 5 percentage-point disparity between our guidance for Q3 reported revenue growth and our futures growth on a reported basis. The longer-term, more systemic drivers of the disparity include: first, impacts related to our evolving DTC versus wholesale business mix. For example, DTC futures are reported on a wholesale- equivalent basis. However, reported revenue for DTC is recognized based upon the full retail price to consumers. Therefore, as the mix of futures shifts towards DTC, NIKE's overall reported revenue impacts will inherently grow faster than futures.
Second, material dimensions of our revenue are not included within futures orders, such as Converse, NIKE Factory Stores and our shorter lead time or at-once businesses. There can also be temporary anomalies between futures orders and reported revenue growth. One of the most notable is consumer sell-through. Take, for example, North America, where, as you will see, futures orders are down 4%. But we expect continued revenue growth and expanding margins over the second half of this fiscal year. In the second half of fiscal year '16, we had elevated inventory levels for the reasons we have detailed. In the second half of fiscal year '17, we now have tighter supply against continuing strong demand, and that will have a favorable impact on revenue growth as a result of lower year-over-year cancellations, returns and discounts.
Other temporary anomalies include the timing of our buys related to launches, key sports moments and other events. In short, the key takeaway is that our revenue guidance reflects a much more comprehensive outlook for our business as compared to using reported futures orders growth as a proxy.
Turning to gross margin. For the second half of the fiscal year, we expect less contraction than we experienced in the first half as we see stronger, full-price sell-through to consumers. For Q3, we expect gross margin to contract by approximately 100 to 125 basis points, driven primarily by FX. The fundamental drivers of NIKE's long-term gross margin expansion remain intact, including higher average selling prices, product cost optimization through our manufacturing revolution efforts and the positive mix benefit associated with our fast-growing DTC businesses.
For total SG&A, we now expect full year growth in the low single to mid-single-digit range. As we edit to amplify, we expect Q3 SG&A to grow in the mid-single to high single digits. We expect other income, net of interest expense, to be approximately $80 million for the full year and approximately 0 in Q3. We continue to expect our effective tax rate will be approximately 17% for the full year. For Q3, we expect the rate to be approximately 18% to 20%.
As evidenced by our Q2 results and our outlook for the balance of the year, we continue to be on the offense, focused on driving sustainable, profitable, capital-efficient growth over the long term. With that, we'll now open the call up for your questions.

QUESTION AND ANSWER SECTION

Operator

Your first question is from Bob Drbul from Guggenheim Securities.
<Q – Bob Drbul >: Hi, good afternoon. I guess the first question that I have is on the commentary around Basketball, how does that fit into the revenue outlook for the back half of the year? Is that more the Basketball business turning in the fourth fiscal quarter? I mean, where are you seeing the turn in Basketball, Trevor? Can you talk a little bit more about that?
<A – Trevor Edwards>: Yes, absolutely. One of the things that we get a chance to see is we get a chance to see Basketball sort of in line, and what we are seeing is Basketball is back. The consumer response to the latest signature styles has been incredibly strong, and we're seeing some more energy moments to come. What we have -- what we've definitely seen in North America is we've seen healthy sell-throughs on the KYRIE 2s, the LeBron Soldiers, the KD9s, the KOBE A.D.s, the Jordan XXXIs, so we're seeing a really comprehensive shift towards energy coming towards Basketball both in the numbers but also in the on the street, on the ground, you're seeing it both on the court and off the court. One of the things I would like to do with Basketball is maybe broaden the context so that we're also thinking about our Sportswear business which is a part of Basketball. And in Sportswear, the Air Force 1 styles continue to actually perform very well. The Special Forces Air Force 1 was exceptionally strong, the Foamposite was also good, and Jordan both on its performance, the Jordan 31 and the retro style, did really well. So all of those really put us in a position where we feel that we are poised to get ready for the NBA partnership as we go into next year. So all the energy signs are there for us, and so we see the back half continuing to accelerate in our Basketball business.
<Q – Bob Drbul >: Got it. And then I just have a follow-up question on -- so when you look at the inventory levels, I guess, specifically in North America and you look at the gross margin guidance, in -- at retail today, there's a lot of the 25% off throughout many of the -- I think the mid-tier players. So can you just help us reconcile where you are with the clean inventory position that you talked about, North America being down 4%, and how -- what's happening at retail this month, for instance, is altering your outlook at all, if any?
<A – Andrew Campion>: Yes, Bob. This is Andy, I'll start. Happy holidays, by the way. As you noted, our inventory in North America is down. And as we talked about on the call, we feel like we've made a tremendous amount of progress in tightening supply and demand and positioning ourselves for more sustainable, profitable growth in the second half. Just to give you some dimension on that, we have had very strong sell-through in in- line. We had a great holiday season. We continue to see tremendous growth in NIKE.com, for example. And I'll remind you that we also have our factory store business, and that has been a great channel or outlet for us to take the actions that were required to rebalance supply and demand, and we have seen phenomenal traffic and conversion and comp store growth in that dimension of the business, so feel great from that perspective. And then I'll hand it over to Trevor but, as Trevor noted, we are seeing tremendous opportunities for growth in some of the biggest and most important categories in North America, that being Sportswear which continues to deliver strong growth both footwear and apparel. We feel like we've really reignited strong momentum in Basketball and, as Trevor said, that's -- we're fast approaching the launch of the NBA partnership. So again, tighter inventories, continued growth and a return to gross margin expansion in North America is what we see.
<A – Trevor Edwards>: Yes. I think as -- just to touch on what Andy just hit on, I would say that there is the idea of more promotional activity in the marketplace. Having said that, when we tightened supply and demand, we're seeing increasingly stronger full-price sales so we feel good about that. In North America again, we are seeing our sell-throughs perform at a much better level. The other thing that you will see coming into the spring season, you're going to see a lot of excitement, some of the great products we have on tap. So we are very excited and bullish about -- as we launch of the Air VaporMax, not only for the VaporMax itself but also because it will drive a greater Air business across our business. So we think, as we bring more innovation in the marketplace, that allows us to obviously command stronger full price in our products. And with that, I mean, we -- like I said, we're definitely seeing all the signs that say that the actual decline in inventory is now proving the strongest sell-through -- we're seeing stronger sell-through as a result.
Nitesh Sharan>: Thanks, Bob. We’ll take the next question please.
Operator
Your next question comes from the line of Jim Duffy from Stifel.
<Q – Jim Duffy >: Thank you. Happy holidays, everyone. I have a couple of questions. The first, around your efforts to drive speed and agility. Can you speak in more detail around the Express Lane agenda and maybe use LunarCharge as an example?
<A – Mark Parker >: Yes, let me touch on that. We've always had the ability to move quickly and respond. What we're doing now through Express Lane, particularly as we scale this capability across the org, is to make this a sustained season-in, season-out part of what we do and how we operate. The exciting thing about the Express Lane is it literally puts us in a position to, as I've mentioned, deliver product from start to finish, completely new product in weeks versus months. The LunarCharge is a great example in this last quarter of a product that literally went through that complete start from scratch to a completed product. It went out to the market, and the sell-throughs on that have been incredibly positive. So we're now in the midst, as we move into the second half of the year and then beyond, frankly, this is sort of the new norm, is to make this a part of a sort of the muscle that we have to give us a more complete competitive advantage. We're focused right now in footwear but we see this scaling also across apparel as well. I'm personally, as a product nerd, incredibly excited not just by the ability to do this but to take it to a significantly higher scale.
<Q – Jim Duffy >: Great. My next question is around Greater China and your efforts in category-oriented retail. Can you talk a little bit about where you stand there and how much runway there is left to drive that agenda?
<A – Trevor Edwards>: Yes. Obviously -- I was just in China actually a couple of weeks ago, and the thing that I continue to see is the NIKE Brand is really performing incredibly well. And I'd love to give a context which is both when you go in the stores and you walk the streets, you can certainly see the energy and vibrancy for the brand, and you can see that also in the strong sell-through that we're seeing in the marketplace. Across Singles Day, we actually were 3 times, it was 300% greater this year than last in terms of sales. And so we're seeing tremendous growth in the dot-com business. The categories that are performing well are Sportswear, Running, Jordan Brand and NIKE Basketball, all performing really well, which were the key ones we decided to focus in on in China. We also continue to have really a tremendous amount of doors in the marketplace, over 6,000 doors. So we're really ever-present in the market, which allows us to expand and tell the right stories and create the right impact. And one of the biggest sort of tailwinds that we always have is sports participation. And as I mentioned in the prepared remarks, certainly, the Shanghai marathon is one example of watching this market become increasingly sophisticated around participation, around their connection to sport and also their connection into sport culture, and so we're seeing it across multiple dimensions. So I continue to feel very bullish about China as we do as a total group. And again, ten consecutive quarters of continuous growth.
Nitesh Sharan>: Thanks, Jim. Operator, we’ll take the next question please.
Operator
Your next question comes from Omar Saad from Evercore ISI.
<Q – Omar Saad>: Thank you. Good afternoon. I wanted to actually ask my first question about maybe some of your insights that can help us think about the kind of potentially evolving tax environment with the new administration. There's been a lot of speculation, hypothesizing around potential imported -- court-adjusted tax and tax on imported goods, foreign-sourced goods. How do we think about potential puts and takes longer term as we try to incorporate -- incorporating our longer-term model, how these tax changes could affect NIKE's P&L.
<A – Mark Parker >: Well, Omar, you're absolutely correct. There's lots of speculation here. I believe it's really too early to determine what specific changes may be proposed, but we are looking forward to working with the new administration and Congress regarding those potential reforms. I want to quickly add that NIKE continues to believe in free and fair trade. We are a global company, obviously, operating in over 190 countries, serving billions of consumers with close to 70,000 employees. So the reality for us is that the closer we can be to the consumers that we serve in markets around the world, the more efficiently we can do so. And the more efficiently we can do so, I think the better for NIKE. So as far as specifics around trade and tax policy, again, I think it's too early to speculate, but we look forward to engaging and being a part of that process.

<Q – Omar Saad>: And Mark, maybe as a follow-up, along those lines. How do we think about manufacturing revolution? I mean, you got a lot of things in the pipeline in terms of bringing some production back to North America. Is it -- does any sort of change at least hypothetically in terms of the tax law, perhaps accelerate the opportunity to build up more domestic manufacturing, and maybe how should we think about the scale and longer-term timing around that process?

<A – Mark Parker >: Well, just -- yes, thanks, Omar. Just broadly, Andy touched on this in a little more depth, but we're a little bit more excited about the ManRev initiative that we have. It's a long-term commitment. We've made a lot of progress. It's having real impact for NIKE. This, again, speculation on tax incentives is a bit early. I will say that we're highly motivated, as I said, to engage and look for opportunities to bring our product capabilities closer to markets. We've talked about that publicly, and that continues to be the case. So we're looking for expanding on those opportunities as much as we possibly can and working with the administration in that respect. We're making real headway on our ManRev initiative. Certainly reflects -- we talked about Apollo, we've got new methods of manufacturing that we're really focused on here through our Advanced Product Creation Center. Some of the most exciting innovations we have beyond product is in this space. And the good news is that it not only enables us to get closer to the market with more customized, personalized product potentially but it also helps to just create a better business overall, so the financial impact is definitely there. And it creates new opportunities from a design standpoint. So, incredibly bullish on manufacturing revolution. ManRev, as we call it. And I hope and we'll engage proactively to make sure that -- to see what we can do anyway to make sure that continues to be the case for us.
<A – Andrew Campion>: Yes. Omar, I'll just say, really, on two fronts, as Mark said, we are committed to and advocating for free and fair trade, and we'll continue to advocate for policies, both trade and tax, that allow us to innovate, best serve consumers, expand our business and drive growth. At the same time, as you know, over the past several years, we've very proactively and strategically been evolving our operating model through investments in manufacturing revolution and other supply chain initiatives, with the goal of not only being to yield benefits in terms of labor productivity and lower materials cost but, as we've said, the opportunity to be much closer to market and closer to the consumer.
Nitesh Sharan>: Thanks, Omar. Operator, we have time for one more question.

Operator
Your next question is from Jonathan Komp with Robert W. Baird.
<Q – Jonathan Komp>: Hi, thanks. First, can I just ask a follow-up on the futures growth, and this is globally but also more specifically for North America. Any comments or perspective on how much your actions to better control the inventory in the channel may be weighing on the total futures growth?
<A – Andrew Campion>: Yes. I think when you think about how we manage supply and demand, it's across several dimensions. One of those is managing sell-through in the marketplace on a weekly and monthly basis. We also -- when we're in a situation like we were in North America, do look longer term, so futures are typically six months out. We do look at the forward-looking futures window that we're in at any given time and manage that order book in the context of what we see in the market as of that point and what we expect over the several months leading up to that point. So they're related, if they're not perfectly correlated or the only lever, but we absolutely are continually looking at the orders that we're taking for two seasons out in the context of the trends in the marketplace.
<Q – Jonathan Komp>: Okay, got it. And then maybe switching gears, just a question on the SG&A line. It looked very well managed in the quarter, better than maybe you had anticipated coming in, and the full year was revised lower by a little bit. Any perspective on some of the efforts and maybe some of the successes you've had on editing down the SG&A spend and maybe the sustainability of some of what we've seen?
<A – Andrew Campion>: Absolutely. As you know, and as Mark noted and I noted, we've grown for 7 consecutive years, 28 consecutive quarters of growth. And over that period and well before that, we've always focused first on investing strategically and with a view toward the long term. What we see today is the ability to continue to do that but reflect on our core level of investment and spending and, frankly, operational infrastructure and take advantage of productivity gains we see. That wasn't a quarterly phenomenon, as you know, and I'm sure you've been paying close attention over the last several quarters, it's something that we have seen as a sustained opportunity. I think it really ties back to a phrase that Mark, Trevor and I all love, editing to amplify. And that has now become more systemically how we think about our investments across SG&A. And what it also evidences is the strategic alignment across our management team. I think its evidence of our management team's ability to prioritize what's most important to fuel growth and get leverage in other areas where we think we've got ample resources.
Nitesh Sharan>: Thank you, Jon. Since it’s the holiday season, we’re going to try and squeeze in one more.
Operator
The next question comes from Sam Poser with Susquehanna.
<Q – Sam Poser>: Good evening. Thank you for taking my question. Well, I guess the one thing I wanted to understand is in -- can you give us some idea of what percentage the Direct to Consumer business was of your total revenue in the quarter and how that compared to last year and how you're thinking about that on a forward basis?
<A – Andrew Campion>: Yes, Sam. This is Andy. I -- we don't report percentage of business per se. And as you know, DTC is -- on a reported basis, includes full retail sales, and wholesale is at wholesale prices. So to some extent, that -- just on a revenue basis, that would be comparing apples and oranges. But as you know, again, someone who's followed us for a long time, the rate of growth in our DTC businesses have significantly outpaced the rate of growth, still growth, in our wholesale business. And so that was also the case in the second quarter. As you review our 10-K -- 10-Q filing, you'll see some detail on that, the difference between our DTC business and our sales to third-party wholesalers. At the same time, I think it's really important to note that what's most important to us is growing the overall market, as we said. And that has less to do with owned versus partnered and more to do with the nature of the experiences that we're putting into the marketplace. SoHo is a great example. It happens to be owned. But the focus is really much more personalized services to consumer and creating what we're really calling the new square foot, leveraging digital to more fully serve consumer and expand the productivity. And we're going to increasingly do that with our wholesale partners as well. We have several very strategic wholesale partners here in North America, Western Europe and around the world. We have wholesale partners in China who operate NIKE branded stores for us. And we think that's a big opportunity, both owned and partnered, going forward to expand the market.
<Q – Sam Poser>: Just a quick follow-up. I asked the question really as it related to the futures numbers and how to think about what percentage of the business really isn't reflected in those features numbers, the way -- so -- just the way people think of it because, clearly, your decision to change the way you report it is also a change in how meaningfully it is to you, and that's really where I was going with that question.
<A – Andrew Campion>: Yes. Why don't I -- I'll give you a better dimension on that, Sam, very briefly. NIKE.com futures orders and our in-line stores, our full-price stores, future orders are included in futures. Our NIKE Factory Store business, which is a very sizable business, in fact, it's a bigger business than our in-line brick-and-mortar business, that factory store business is not included in futures. Obviously, there are various rates of growth across those dimensions, with the highest rate of growth being in NIKE.com. And I'd just note the last thing on NIKE.com, as we continue to see extraordinary growth in NIKE.com, we're also expanding internationally, and that can create some anomalies year-over-year in terms of stocking up inventory for expansion and whatnot.
<Q – Sam Poser>: Thank you very much. Have a great holiday.
Nitesh Sharan>: Okay. Happy holidays, everyone. Thanks for joining today. We look forward to speaking with you in the next quarter. Bye.

Operator
This concludes today's conference call. You may now disconnect.